As filed with the Securities and Exchange Commission on June 3, 2008

Registration No. 333-150208

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

ON

FORM S-8

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

JPMORGAN CHASE & CO.

(Exact Name of Registrant as Specified in its Charter)

Delaware	6021	13-2624428
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

270 Park Avenue

New York, New York 10017

(212) 270-6000

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

The Bear Stearns Companies Inc. Restricted Stock Unit Plan

The Bear Stearns Companies Inc. Non-Employee Directors’ Stock Option and Stock Unit Plan

The Bear Stearns Companies Inc. Capital Accumulation Plan for Senior Managing Directors Amended and

Restated November 29, 2000

The Bear Stearns Companies Inc. Stock Award Plan

The Bear Stearns Companies Inc. AE Investment and Deferred Compensation Plan

(Full title of the Plans)

Anthony J. Horan

Corporate Secretary

JPMorgan Chase & Co.

270 Park Avenue

New York, New York 10017

(212) 270-6000

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount of Shares to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Common stock, Par value $1.00 per share	10,164,872 shares	N/A	N/A	N/A

(1)	The number of shares registered is based on an estimate of the maximum number of shares of common stock of JPMorgan Chase & Co. (“JPMorgan Chase”) issuable under The Bear Stearns Companies Inc. Restricted Stock Unit Plan, The Bear Stearns Companies Inc. Non-Employee Directors’ Stock Option and Stock Unit Plan, The Bear Stearns Companies Inc. Capital Accumulation Plan for Senior Managing Directors Amended and Restated November 29, 2000, The Bear Stearns Companies Inc. Stock Award Plan and The Bear Stearns Companies Inc. AE Investment and Deferred Compensation Plan (collectively, the “Plans”).
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover an indeterminate number of additional shares that may become issuable as a result of stock splits, stock dividends or similar transactions pursuant to the anti-dilution provisions of the Plans.
(3)	The proposed maximum offering price was calculated and the fee was previously paid in connection with the filing with the U.S. Securities and Exchange Commission (the “SEC”) of the Registration Statement on Form S-4 of JPMorgan Chase (File No. 333-150208) on April 11, 2008.

INTRODUCTORY STATEMENT

JPMorgan Chase & Co., a Delaware corporation (“JPMorgan Chase” or the “Registrant”), hereby amends its Registration Statement on Form S-4 (File No. 333-150208), which was declared effective on April 25, 2008 (the “Form S-4”), by filing this Post-Effective Amendment No. 1 on Form S-8 relating to shares of common stock, par value $1.00 per share, that are issuable by JPMorgan Chase upon the exercise of stock options and other stock-based awards granted under The Bear Stearns Companies Inc. Restricted Stock Unit Plan, The Bear Stearns Companies Inc. Non-Employee Directors’ Stock Option and Stock Unit Plan, The Bear Stearns Companies Inc. Capital Accumulation Plan for Senior Managing Directors Amended and Restated November 29, 2000, The Bear Stearns Companies Inc. Stock Award Plan and The Bear Stearns Companies Inc. AE Investment and Deferred Compensation Plan (collectively, the “Plans”). All such shares of JPMorgan Chase common stock were originally registered on the Form S-4.

On May 30, 2008, BSC Merger Corporation, a Delaware corporation and wholly-owned subsidiary of JPMorgan (“Merger Sub”) merged with and into The Bear Stearns Companies Inc. (“Bear Stearns”) pursuant to an Agreement and Plan of Merger, dated as of March 16, 2008, by and between Bear Stearns and JPMorgan Chase, as amended by Amendment No. 1 dated as of March 24, 2008 (the “Merger Agreement”) and a Joinder Agreement dated as of April 24, 2008, by and among Bear Stearns, JPMorgan Chase and the Merger Sub. Pursuant to the Merger Agreement, at the effective time of the merger, each share of common stock of Bear Stearns issued and outstanding immediately prior to the effective time of the merger was converted into the right to receive 0.21753 of a share of JPMorgan Chase common stock.

In addition, each outstanding option to acquire Bear Stearns common stock granted under the Plans was converted automatically at the effective time of the merger into an option to purchase JPMorgan Chase common stock. These converted options will continue to be governed by the terms of the applicable Plan and related grant agreements (including applicable vesting requirements) under which they were granted, except that:

•

the number of shares of JPMorgan Chase common stock subject to each converted JPMorgan Chase stock option is equal to the product of the number of shares of Bear Stearns common stock previously subject to the Bear Stearns stock option and 0.21753, rounded down to the nearest whole share; and

•

the exercise price per share of JPMorgan Chase common stock subject to each converted stock option is equal to the exercise price for each share of Bear Stearns common stock previously subject to the Bear Stearns stock option divided by 0.21753, rounded up to the nearest cent.

Restricted stock units granted under the Plans in respect of Bear Stearns common stock outstanding immediately prior to the merger were converted automatically at the effective time of the merger into restricted stock units in respect of shares of JPMorgan Chase common stock (including applicable vesting requirements and deferral provisions provided by the terms of the restricted stock units). The number of shares of JPMorgan Chase common stock subject to each converted restricted stock unit is equal to the product of the number of shares of Bear Stearns common stock previously subject to the Bear Stearns restricted stock unit and 0.21753, rounded to the nearest whole share. The converted restricted stock units are payable or distributable in accordance with the terms of the applicable Plan and related grant agreements (including applicable vesting requirements and deferral provisions) under which they were granted.

Share units, referred to as Cap units, granted under the Plans, in respect of Bear Stearns common stock outstanding immediately prior to the merger were converted automatically at the effective time of the merger into Cap units in respect of shares of JPMorgan Chase common stock (including applicable vesting requirements and deferral provisions provided by the terms of the Cap units). The number of shares of JPMorgan Chase common stock subject to each converted Cap unit is equal to the product of the number of shares of Bear Stearns common stock previously subject to the Bear Stearns Cap unit and 0.21753, rounded to the nearest whole share. The converted Cap units are payable or distributable in accordance with the terms of the applicable Plan and related grant agreements under which they were granted.

Bear Stearns deferred equity units, which are amounts denominated in Bear Stearns common stock and held in participant accounts (other than the restricted stock units and Cap units) either pursuant to the Plans or any nonqualified deferred compensation program or individual deferred compensation arrangements, were converted automatically at the effective time of the merger into deferred equity units in respect of shares of JPMorgan Chase common stock (including applicable vesting requirements and deferral provisions provided by the terms of the deferred equity units). The number of shares of JPMorgan Chase common stock subject to each converted deferred equity unit is equal to the product of the number of shares of Bear Stearns common stock in which the Bear Stearns deferred equity unit was previously denominated and 0.21753, rounded to the nearest whole share. The converted deferred equity units are payable or distributable in accordance with the terms of the existing plans applicable to the deferred equity units.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

See Item 2.

Item 2. Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in Item 1 of Form S-8 and the statement of availability of information about JPMorgan Chase and any other information required by Item 2 of Form S-8 will be sent or given to participants in the Plans as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be and are not filed with the Securities and Exchange Commission pursuant to Rule 424 of the Securities Act and the Note to Part I of Form S-8. These documents and the documents incorporated by reference in this Post-Effective Amendment pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2007.

(b)	The Registrant’s Quarterly Report on Form 10-Q for the three months ended March 31, 2008.

(c)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above (other than the portions of those documents furnished or otherwise not deemed to be filed).

(d)	The description of the Registrant’s common stock contained in the fourth through sixth paragraphs on page 103 of the Registrant’s Amendment No. 3 to the Form S-4 (File No. 333-112967) filed on April 19, 2004, and any amendment or report filed for the purpose of updating that description.

All documents subsequently filed (other than the portions of those documents furnished or otherwise not deemed to be filed) by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 (a) of the General Corporation Law of the State of Delaware (“Delaware Corporation Law”) provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of any other enterprise. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful.

Section 145 (b) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of any other enterprise, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145(g) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of any other enterprise, against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, regardless of whether the corporation would have the power to indemnify the person against such liability under the provisions of the law.

The certificate of incorporation of the Registrant provides that, to the fullest extent that the Delaware General Corporation Law as from time to time in effect permits the limitation or elimination of the liability of directors, no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

The Registrant’s certificate of incorporation empowers the Registrant to indemnify any director, officer, employee or agent of the Registrant or any other person who is serving at the Registrant’s request in any such capacity with another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, an employee benefit plan) to the fullest extent permitted under the Delaware General Corporation Law as from time to time in effect, and any such indemnification may continue as to any person who has ceased to be a director, officer, employee or agent and may inure to the benefit of the heirs, executors and administrators of such a person.

The Registrant’s certificate of incorporation also empowers the Registrant by action of its board of directors, notwithstanding any interest of the directors in the action, to purchase and maintain insurance in such amounts as the board of directors deems appropriate to protect any director, officer, employee or agent of the Registrant or any other person who is serving at the Registrant’s request in any such capacity with another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, an employee benefit plan) against any liability asserted against him or her or incurred by him or her in any such capacity arising out of his or her status as such (including, without limitation, expenses, judgments, fines (including any excise taxes assessed on a person with respect to any employee benefit plan) and amounts paid in settlement) to the fullest extent permitted under the Delaware General Corporation Law as from time to time in effect, whether or not the Registrant would have the power or be required to indemnify any such individual under the terms of any agreement or by-law or the Delaware General Corporation Law.

In addition, the Registrant’s by-laws require indemnification to the fullest extent permitted under applicable law, as from time to time in effect. The by-laws provide a clear and unconditional right to indemnification for expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by any person who was or is involved in any manner (including as a party or a witness), or is threatened to be made so involved, in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, administrative or investigative (including without limitation, any action, suit or proceeding by or in the right of the Registrant to procure a judgment in its favor, but excluding any such action, suit, or proceeding or part thereof, brought by such person against the Registrant or any affiliate of the Registrant unless consented to by the Registrant) by reason of the fact that such person is or was serving as a director, officer, or employee of the Registrant or, at the request of the Registrant, of another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, an employee benefit plan). The by-laws specify that the right to indemnification so provided is a contract right, set forth certain procedural and evidentiary standards applicable to the enforcement of a claim under the by-laws and entitle the persons to be indemnified to have all reasonable expenses incurred in advance of the final disposition of a proceeding paid by the Registrant. Such provisions, however, are intended to be in furtherance and not in limitation of the general right to indemnification provided in the by-laws, which right of indemnification and of advancement of expenses is not exclusive.

The Registrant’s by-laws also provide that the Registrant may enter into contracts with any director, officer, or employee of the Registrant in furtherance of the indemnification provisions in the by-laws, as well as create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure payment of amounts indemnified.

The foregoing is only a general summary of certain aspects of Delaware law and the Registrant’s certificate of incorporation and by-laws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Section 145 of the Delaware Corporation Law and the certificate of incorporation and the by-laws of the Registrant.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

5(a)	Opinion of Wachtell, Lipton, Rosen & Katz as to the validity of the shares of JPMorgan Chase common stock (contained in the Pre-Effective Amendment No. 2 to Form S-4 previously filed on April 25, 2008 to which this Post-Effective Amendment No. 1 relates).

15(a)	Letter of Deloitte & Touche LLP regarding Unaudited Interim Financial Information.*

23(a)	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1 hereto) (included in the opinion previously filed as Exhibit 5.1 to Pre-Effective Amendment No. 2 to Form S-4 previously filed on April 25, 2008 to which this Post-Effective Amendment No. 1 relates).

23(b)	Consent of PricewaterhouseCoopers LLP.*

23(c)	Consent of Deloitte & Touche LLP.*

24(a)	Power of Attorney (contained in the Form S-4 previously filed on April 11, 2008).

*Filed herewith

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13 (a) or 15 (d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on a Form S-8 and has duly caused this post-effective Amendment No. 1 on Form S-8 to the registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 3, 2008.

JPMORGAN CHASE & CO.

By:	*
Name:	James Dimon
Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this post-effective Amendment No. 1 on Form S-8 to the registration statement on Form S-4 has been signed below by the following persons in the capacities indicated on June 3, 2008.

Signature	Title	Date

* James Dimon	Director, Chairman and Chief Executive Officer (Principal Executive Officer)

* Crandall C. Bowles	Director

* Stephen B. Burke	Director

* David M. Cote	Director

* James S. Crown	Director

* Ellen V. Futter	Director

* William H. Gray, III	Director

* Laban P. Jackson, Jr.	Director

* Robert I. Lipp	Director

* David C. Novak	Director

* Lee R. Raymond	Director

* William C. Weldon	Director

* Michael J. Cavanagh	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

* Louis Rauchenberger	Managing Director and Controller (Principal Accounting Officer)

*BY:	/S/ ANTHONY J. HORAN Anthony J. Horan Corporate Secretary	June 3, 2008

EXHIBIT INDEX

5(a)	Opinion of Wachtell, Lipton, Rosen & Katz as to the validity of the shares of JPMorgan Chase common stock (contained in the Pre-Effective Amendment No. 2 to Form S-4 previously filed on April 25, 2008 to which this Post-Effective Amendment No. 1 relates).

15(a)	Letter of Deloitte & Touche LLP regarding Unaudited Interim Financial Information.*

23(a)	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1 hereto) (included in the opinion previously filed as Exhibit 5.1 to Pre-Effective Amendment No. 2 to Form S-4 previously filed on April 25, 2008 to which this Post-Effective Amendment No. 1 relates).

23(b)	Consent of PricewaterhouseCoopers LLP.*

23(c)	Consent of Deloitte & Touche LLP.*

24(a)	Power of Attorney (contained in the Form S-4 previously filed on April 11, 2008).

*	Filed herewith